Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

Registration No. 333-173420

22nd CENTURY GROUP, INC.

5,434,446 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 5

DATED JANUARY 19, 2012

(To Prospectus Dated September 20, 2011)

This Prospectus Supplement No. 5, dated January 19, 2012 (“Supplement No. 5”), filed by 22nd Century Group, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated September 20, 2011 (as amended and supplemented from time to time, the “Prospectus”).  This Supplement No. 5 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.  The Prospectus relates to the sale, from time to time, of up to 5,434,446 shares of the Company’s common stock, par value $0.00001 per share, by the selling stockholders identified in the Prospectus.

The information attached to this Supplement No. 5 modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 5. This Supplement No. 5 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on January 19, 2012.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is traded on the OTC Bulletin Board under the symbol “XXII.OB”. On January 17, 2012, the closing sale price of our common stock was $0.35 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 9 of the Prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement No. 5 is January 19, 2012

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2012

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 19, 2012, Steven Katz resigned as a member of the Board of Directors of 22nd Century Group, Inc. (the “Company”) to pursue other professional opportunities. There were no disagreements between Mr. Katz and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Joseph Pandolfino
Date: January 19, 2012	Joseph Pandolfino
Chief Executive Officer